Exhibit 99.1

Oncothyreon Reports First Quarter 2015

Financial Results

Company to Hold Conference Call at 4:30 p.m. EDT Today

SEATTLE, WASHINGTON, May 11, 2015/PRNewswire/ - Oncothyreon Inc. (NASDAQ: ONTY) today reported financial results for the first quarter ended March 31, 2015.

Net loss for the three months ended March 31, 2015 was $7.9 million, or $0.08 per basic and diluted share, compared with a net loss of $9.6 million, or $0.14 per basic and diluted share, for the comparable period in 2014. The $1.7 million decrease in net loss was primarily attributable to the difference in the change in the fair value of warrant liability of $2.6 million offset by increases in research and development of $1.0 million.

As of March 31, 2015, Oncothyreon’s cash, cash equivalents and investments were $77.5 million, compared to $63.7 million at December 31, 2014, an increase of $13.8 million, or 21.7 percent. The increase was primarily attributable to the net proceeds of $22.4 million from the closing of concurrent but separate underwritten offerings of common stock and Series B convertible preferred stock in February 2015, partially offset by $8.2 million of cash used in operations during the three months ended March 31, 2015.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.

Oncothyreon currently expects operating expenses in 2015 to be lower than in 2014, which included the upfront payment to Array for the exclusive license to ONT-380. Oncothyreon currently expects cash used in operations in 2015 to be approximately $35.0 - $38.0 million.

Conference Call and Webcast

Oncothyreon will conduct a conference call today, May 11, 2015, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its first quarter 2015 financial results and provide a review of its pipeline of products in development. To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on Oncothyreon’s website.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to discover, develop and commercialize compounds that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding future expenses and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing its product candidates, the adequacy of financing and cash, cash equivalents and investments, changes in general accounting policies, general economic factors, achievement of the results it anticipates from its preclinical development and clinical trials of its product candidates and its ability to adequately obtain and protect its intellectual property rights. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121

Tel: (206) 801-2100    Fax: (206) 801-2101

http://www.oncothyreon.com

ONCOTHYREON INC.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended March 31,
	2015	2014
Expenses
Research and development	$5,758	$4,813
General and administrative	2,321	2,347

Total operating expenses	8,079	7,160

Loss from operations	(8,079)	(7,160)

Other income (expense)
Investment and other income (expense), net	16	21
Change in fair value of warrant liability	128	(2,477)

Total other income (expense), net	144	(2,456)

Net loss	$(7,935)	$(9,616)

Net loss per share – basic and diluted	$(0.08)	$(0.14)
Shares used to compute basic and diluted net loss per share	98,311,193	70,688,243

ONCOTHYREON INC.

Consolidated Balance Sheet Data

(In thousands except share amounts)

(Unaudited)

	As of

	March 31, 2015	December 31, 2014

Cash, cash equivalents and investments	$77,544	$63,714

Total assets	$117,337	$103,411

Long term liabilities	$7,426	$7,430

Stockholders’ equity	$106,279	$91,266

Common shares outstanding	102,301,012	91,601,352